Exhibit 99.3 Establish The Theory Investor Presentation 2022 1

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<Overview> # of Employees History Capital # of Engineers $28 5Years 100+ 60+ million 50% non-Japanese th u Ranked 57 in growth rate by APAC technology companies by Delloite（2021） u Released real time rendering technology by distributed computing with AMD at CES2019 （2019） rd u Ranked 3 in Japanese technology company selected by Deloitte Tohmatsu（2020） u Partnership with FAI（Federal Aerospace Institute）on unmanned aerial vehicle race system （2019） u Chosen as the a potential Japanese start-up unicorn（2019） u Elected Top 20 ventures by Forbes Japan（2018） Revenue Summary Revenue Type Client Type $20 2022 2021 2022 2021 $15 Shared Computing Drone Air-Mobility Public Agency Business Corporation Shared Computing Drone Air-Mobility $10 $5 0% $0 33% 45% 30% Revenue PnL R&D 40% PnL（Exept R&D ） $-5 67% 70% $-10 15% $-15 $-20 2021 2020 2022（EST） • 99% Topix Large 70 companies 3

<Board Members>



Shuhei KOMATSU
Founder
Global Co- CEO

Shuhei Komatsu was involved in trading activities at Merrill Lynch and Global hedge fund in Singapore and London. He assumed the position of Representative Director of A.L.I. in February 2017.
University of Tokyo
Aerospace Engineering
Best paper award of AIAA



Daisuke KATANO
Global Co-CEO

Daisuke Katano brings over a decade of experience in strategic consulting and management support for startups at Dream Incubator, Boston Consulting Group, YCP Group and other domestic and foreign major enterprises. He assumed the position of COO of A.L.I. in July 2018.
University of Tokyo
System Engineering



Kazuo MIURA
Air- Mobility CTO

Miura joined Sony Corporation he served as the development and design director of the PlayStation series. He served as Deputy General Manager of the Production Division at Sony Corporation From April 2009 to February 2011, then moved on to direct the company before being promoted to executive vice president. He was appointed the position of Outside Director of A.L.I. in 2019, and then Director of Air Mobility in 2020.
Waseda University, Engineering



Taiji ITO
Global Markets
Investor Relations

Taiji Ito has extensive experience in the financial field worked in Deutsche Bank and Credit Suisse in the US. He assumed the position as a Director in March 2002 and oversees expanding the company globally and investor relations in 2022
Keio University, Economics



Kensuke OKABE
CFO

Joined Ernst & Yong ShinNihon LLC 2008 and Project Manager of Accounting Standards Board of Japan, Then Technical Fellow of International Accounting Standards Board IFRS, USGAAP.
Senior Manager of Ernst & Young LLC.
Certified Public Accountant in Japan

*CFO will be Director on July 1st.

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<Key Members>



Yuma TAKENAKA

Marketing
B.A. in Economics, Seijo University

He was the overall producer of the Tokyo Motor Show and content producer for the Tokyo Olympics and Paralympics at Dentsu Tec Inc. and Dentsu Live Inc.. Awarded the Grand Prize of Spikes Asia 2015 Google android chorus, Grand Prized of JACE event award and Minister of Economy, Trade and Industry Award.



Yuji KOSUGA

Engineering
Ph.D. in Engineering, Keio University
US Office

He has developed numerous web and cloud platform applications and contributed to the discovery and remediation of security holes in Google, Amazon, Facebook, etc. He is the Head of Security Systems at LinkedIn, Inc.
Ranked 5th of U.S. Department of Defense white hacker.



Tomohiro KAMIYA

Engineering
Control System / Mechanical Engineering, Tokyo Engineering University

Engaged in research and development of hardware and software in the aerospace field at JAXA. He was awarded the JAXA Research and Development Director's Award of J.AXA



Jeffrey Zhao

System Engineer
Control Engineering, Carleton University

After working for OZ Optics in Canada, where he embedded applications into hardware devices and was part of the system automation team, he joined Mitsubishi Electric Corporation, where he was involved in research and development of robotics control, communication, and cloud integration systems.
He then joined Mitsubishi Electric Corporation, where he was involved in research and development of robotics control, communication, and cloud integration systems.

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<Advisors> Hiroshi TABATA Masafumi YASUTOMI Hideo SUZUKI Independent Director Regulation Advisor Lawyer, Regulation Advisor Graduated from The University of Tokyo, Faculty of Graduated from The University of Tokyo, Faculty M.A., University of Washington School of Law Law of Law A.L.I. Technologies, Inc. A.L.I. Technologies Inc. A.L.I. Technologies Inc. Advisor for Trade and Environmental Outside Director Advisor Management Served as Director General of the Police Served as Deputy Director General of the Civil Served as Deputy Director General of the Department of Okayama Prefectural Police Aviation Bureau, Director General of the Railway Minister's Secretariat of the Ministry of Headquarters, the Ministry of Land, Infrastructure, Bureau, and Director General of the Maritime Defense, Deputy Director General of the Transport and Tourism, Director General of the Civil Bureau of the Ministry of Land, Infrastructure, Industrial Technology Council, Director- Aviation Bureau, Deputy Director General of the Transport and Tourism before being appointed General of the Trade Policy Bureau, and Railway Bureau, Director General of the Automobile Administrative Vice Minister. Engaged in Deputy Director-General of the Cabinet, Bureau, Chief of the Minister's Secretariat, and Shinkansen line development, expressway Ministry of Economy, Trade and Industry. Deputy Director General of the Ministry of Land, development, and the establishment of the After retiring from the Ministry of Economy, Infrastructure, Transport and Tourism. Japan Tourism Agency. After retiring from the Trade and Industry, he served as Advisor to After retiring from the Ministry of Land, Ministry of Land, Infrastructure, Transport and Nippon Steel and Managing Executive Officer. Infrastructure, Transport and Tourism, he became Tourism, he became Chairman of Tokyo Metro As Executive Officer of Nippon Steel (current an advisor to Sumitomo Mitsui Banking Corporation and Advisor (current position). position), launched the Zero Carbon Project. (current position). Received the Order of the Sacred Treasure, Japan

What is the Next Mobility? 7

<TAM of the Air-Mobility Industry>

- Air-Mobility can be utilized in various fields similar to that of luxury cars, helicopters and large motorcycles and expected to be a vast market.
- Initially we will be addressing not only as a luxury mobility, entertainment purposes, island hopping but for government use such as security, police, firefighting and research.


Air-Mobility Market
x $10BN
180
160
140
120
100
80
60
40
20
0
1
14
35
71
162
CAGR: 256%
2020
2025
2030
2035
2040

Source: UBS report / JAPAN Ministry of Economy, Trade and Industry


Entertainment /The others 21%
Transportation /Logistics 25%
Auto / SIM 14%
USD 140BN in 2025
Defense / Police / Security 40%

Source: Morgan Stanley Air-Mobility TAM Report

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<COMPS> USD $ A.L.I. Technologies Ehang Lilium Joby Aviation Archer Aviation Country Japan China Germany US US Exchange NASDAQ（EST） NASDAQ NASDAQ NASDAQ NASDAQ Authority Motor Vehicle Aviation Private Entertainment Use Commercial Aviation Use Disaster Government Altitude Restriction 25 FEET 1000 FEET Use Area Defined by local authority Aviation Authority Aprroved Area PL Insurance Mitsui Sumitomo Insurance TBD User Insurance Management System Yes TBD Yes TBD Yes Launch（Ref: IM） 2021 2026 2025 2026（Ref HP: 2024） 2026 Market Cap/VAL $(2022/6/6) 142,300,000 573,923,000 766,373,000 3,009,000,000 980,843,000 YoY N/A -62.78 -70.07% -44.90% -61.39% MoM -25.77% -15.66% 3.40% -2.54% EBIT(2021/12/30) -14,031,528 -46,752,000 -406,407,000 -188,435,000 -346,000,000 Revenue（Average of 3 years） 9,629,234 8,521,000 49,000 0 0 Price to Sales Ratio 14.78 67.35 15,640.27 N/A N/A 9

Positioned to be the global leader in Air-Mobility World Team Service 60+ members in aircraft and satellite hardware Mobility sales, application to accessory services (B2B, B2C, engineers and automobile and cloud related software B2G) engineers. Air traffic control system services (B2B, B2G) Supplying technology by OEM (B2B) Technology Economics Holds over 100 of intellectual properties and Leading the industry at the early stage with speed in utilizes innovative technologies in the AI and real order to access the massive market. (estimated time rendering field. JPY10 trillion market） Focusing on SDGs for in order to expand into sustainable long-term eco-system. 10

Revolutionary Technologies XTURISMO Limited Edition 11

<The competitive advantage of A.L.I. Technologies> • Developing ultra light weight vehicle body and high-quality technology Hardware • Linkage between hardware and software for mobility control technology and deep drone control knowledge Software • Developed system software envisioning cloud business in the air mobility field (including edge computing), and based on shared computing entertainment related technologies in the virtual space 12

<Hardware: Material> Developed Air Mobility CFRP Material Major advantages over open propeller and body • Easy to process and corresponds to various designs • Strong resistance to dust and salt air • Extreme intensity and weight saving 13

<Hardware: Body / Steering> Original Body and Steering Wheel Major advantages for easier driving when manually • Applying for design patent • User friendly maneuverability ・Heat resistance, Corrosion resistance and Highest solid for environmental characteristics 14

<Hardware: Engine> Original Hybrid Engine Co-developed with Kawasaki Motors • High generation of power with low revolution • Electric supply support to control system device • High quality with strong resistance 15

<Hardware: Parts> Original Exhaust Pipe Major advantages controlling noise, heat resistance, optimal pay-load • Reducing noise to below – 100dB • Heat resistance, light weight, not reducing engine power output • Applying for patent 16

<Software: Stability Control > 【Default】 Specification • Heat-Resistance 80℃ • No maintenance 40 hours durability • Bullet Proof on body frame 【Option】 • Wind Shield should be customized to strong alliance proof Achieves stable levitation control at low rotation Controlled by an independent motor Double structure as a backup for troubles during driving Built-in driving support Duct system that accurately system by sensor fusion generates the air pressure surrounding the body difference Link with cloud real time with encrypted driving and control data communication Oversees control, battery, lidar, and various sensors

<Software: Traffic Control Platform and App> C.O.S.M.O.S. Air Traffic Control Platform User App Status management and Update App Flight and network management Control management / Data Analytics

<Air mobility eco-system> Focus field as a platformer for the short-mid term range -Eco-System of the living airspace- 2021-2024 Speeder Application development （Small Electricity ver） Regular Use User Community User Flight Data Transmitting Experience Foundation of AI transformation Sales on EC sites Xturismo De Facto of vehicles and Racing ver Creation of value Evolution of racing functions Evolution of peripheral business Evolution of Mobility service system Safety Traffic rules C.O.S.M.O.S. Govt/municipal cooperation Air traffic control system Inter corporate collaboration Evolution of 3D map info（air roads） Drone Service Evolution of 3D weather info B2B and B2B2C 20

<Sky-road visualization> • A.L.I. Technologies aims to create a sky-road which is visualized applying its proprietary Shared Computing technology and establish a sky-road infrastructure which can be used globally in the air mobility society. The sky-road will be shared worldwide Possible to adapt to the regulations of various countries 21

<Shared Computing / Cloud Software> Contribute to SDGs User playing Program WebRTC plug in *Patent DB linked Block Chain Distributed Computing Network AI / C.O.S.M.O.S. *Patent Flight Assistance Sky-road on DX License ü AI Deep Learning User ü Block-Chain User ü Rendering User 22

<The domain of A.L.I. Technologies> Mobility, Software, Lifestyle integrated Air mobility vehicles COSMOS Shared Computing Platform Peripheral business Management software Vehicle management apps/software, Air traffic system, licensing software to the vehicle options, racing other Air-Mobility Service Companies

XTURISMO is the beginning… Beginning to a new future, whether it is lifestyle, transportation, logistics, sports, or entertainment… Our clients are adventurous and daring…Searching for a new lifestyle this is the final piece to the perfect life 13.5% 10.89% 37.6% Forecast CAGR of CAGR of super % of billionaires urban air mobility luxury car sales increase market 2015-2024 2013-2023 2023-2035 Source: Markets and Markets Source: Profshare market research Source: Knight frank

<Product lineup and launch timeline> De facto leader in the air mobility field Product Lineup 1. Xturismo 2. Speeder 3. Software <C.O.S.M.O.S> 4. Peripheral Goods Universal platform Alliance with manufacturers by Entry into the GCC market Beginning of marketing phase Releasing aerial route to public licensing and OEM Inception of office and R&D center Launch Launch Launch air traffic Launch XTURISMO global platform XTURISMO Ltd. Speeder To B/Racing Edition C.O.S.M.O.S. Edition 2025 10/26/2021 2022 2040 Expand areas for use Limited use. Private properties, Projected for road use Road and aerial use in talks with local government specially designated areas (by and police local authority) International expansion

<Usage of Air mobility vehicles the average of TAM from 2020-2025> XTURISMO becoming the “De-facto” by 2025 and expanding the business for standard use $4bn Public Sector $2.5bn Private Sector Leisure Island Defense Disaster Entertainment Hopping $1.1bn $0.3bn $0.2bn Infra Police Delivery Mobility Inspection $0.5bn Racing Security $0.2bn $1.0bn Based on MorganStanley research and Frost & Sullivan

<The essentials of the product / marketing> To complement the single product development of the air mobility vehicle, the company is appealing to a variety of purposes of use and creating a product portfolio that is resistant to market fluctuations due to completely different applications: demand for solutions to social problems, including collaboration with national and local governments, and luxury demand targeting the ultra-wealthy who are resilient to recession. Base demand for social infrastructure Luxury aspect due to high price range Prepara]on for Remote land/islands Environmental improvement natural disaster 27

<Long term business forecast> Shifting towards software and data business Shifting from Production & Sales of Air-Mobility Vehicle/Device Business. Adopting OEM model. Hardware 30% FY2026 Business With building the De Facto Standard Traffic Management Platform, Business Model will shift to Software & Cloud FY2030 model in the future. Software & 70% Majority of Investment Cloud will be spent for building 67% Business De Facto standard. FY2035 33% 0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 9,000 10,000 Hardware Software $Million

<Global Expansion Plan> Transformation to a global company 3 Key Business Areas Japan Headquarter: administration, software and design hub GCC region (2022) The first international region for expansion Inception of office and R&D center, distribution, manufacturing, marketing hub for the vehicles Hub for Europe and Asia distribution 1M (960) USA (2023) Inception of office and R&D center, focusing on software. Identify reputable VC firms for equity partnership Headquarters for finance and marketing globally By 2024 the companies employees will be 50% non-Japanese

<GCC Region Business Plan> Marketing phase Inception phase Funding phase 6/2022 – 6/2022 – 12/2022 2/2022 – 6/2022 Hiring and creating an office and R&D center GCC Investors Distribution to create a major hub Alliance with local distributors Sourcing partners for creating the Local Office/ and manufacturers for OEM business in the GCC area R&D Center Institutes/ Manufacturing Cities Country / City Family Company Vault Investment Lootah Group Support UAE Civil Defense Sales Investment JV UAE Sales NEOM's Public Safety Saudi Civil Defense Organization

<Production Value-Chain> Manu- Main- Parts Use Design Distribution Technology facture tenance Supplier Materials Edge-Side The Middle-East Driving System Engine / Plug Japan The the others Cloud-Side UAE Control System The others Cloud / Network System Marketing & Luxury 31

<Products Ecosystem/Marketing Diagram> User Universe Lifestyle use General Delivery Marketing/PR Distribution Island hopping Leisure Dealers E-Commerce COSMOS Software 2021 2025 Platform Speeder XTURISMO Peripheral nd 2 Generation Air traffic management SaaS/Apps User data Government Use Maintenance Brand Collaboration License Sports Resorts Manufacturing OEM

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<International Patent/ Domestic Patent under review: Control System>

Sky Infrastructure patent

Patent number 6335354

Second flying object
(Surveillance drone)

Applied for surveillance and flight path surveillance drones





Server (communication with flying objects)
Managing route data based on traffic information and creating new paths

Quantum computing, flight path based on mapping and external flight paths

Superimposition of traffic information on mobility display

Visualization of flight path, sharing and certifying

First flying object

Linking multiple flying objects, pre-registering, flight manager to FIMS






到着 14:27
H 32m
400m
東京ゲートブリッジポイント
3
710

Applying to traffic control to general airspace (low airspace)

Infrastructure to air mobility social infrastructure

Patent relating to communication with control system within the airspace (low airspace) that communicates, operates, controls, certifies, registers, settles (including external data)

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<Air mobility traffic control system C.O.S.M.O.S.> C.O.S.M.O.S. includes multiple applications and suitable for drones and air mobility air traffic control. With the law amendment, registration of the vehicle will be obligated for registration but with the cooperation with the national control system FIMS the vehicle and the safety manager will be automatically registered. Also with the cooperation with the city bureau’s plateau project allows for the usage of DX map data. C.O.S.M.O.S. Cloud Data Base Remote control Vehicle/ Municipals and monitoring of Equipment Intuitive UI multiple UAV Management Real time Realtime flight Registration of Flight log monitoring flight plan recording info visualization A.L.I Prevention of data tampering by HQ blockchain Connect Connect Connect Connect FIMS Corporate A Corporate B A.L.I. Vehicles Contracted with Japan Gov, Malaysia and India 35 Vehicle Vehicle

Electric Consumer Model SPEEDER Back Pic: Speeder series 2025

The ULTIMATE EXPERIENCE 37

appendix 38

Based on IP valuation calculation method • IP value is calculated based on gaining market share • Applying US market breakdown to calculate the global market breakdown since there are no data based on global market $BN Global Total Addressable Market (Yr) 2025 Base Case 10 US Total Addressable Market (Yr) 2025 % Transportation/Logistics 0.6 35.29% Auto/Shared Mobility 0.1 5.88% Airlines 0.1 5.88% Defense（Security, Police, Defense） 0.9 52.94% Total 1.7 100.00% Disclude Auto/Shared Mobility and Airlines, only use half of Transportation/Logisitics and full amount of Military/Defense 35.29% / 2 + 52.94% = 70.59% Global TAM 【10bil】 x 70.59% x potential share (minimum) 【5%】 x discount rate 【50%】 IP value ($) 176,470,588 Please reference the attached file”Morgan Stanley_Airmobility_report”

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Details Standard Security / Defense / Police Menu USD Ratio Menu USD Ratio Base Cost 100,000 12.87% Base Cost 110,000 14.16% Selling, Selling, general and general and 20,000 2.57% administrative 42,000 5.41% administrative expenses Maintenance 0 0.00% Maintenance 70,000 9.01% Insurance 0 0.00% Insurance 70,000 9.01% Others 40,000 5.15% Others 40,000 5.15% Tax 70,000 9.01% Tax 70,000 9.01% Profit 547,000 70.40% Profit 375,000 48.26% Price 777,000 Price 777,000 Customized ++

BANDAI’s Toy KAMEN Rider 2022 43

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<Media Release>

A.L.I. Technologies

Government of Japan
https://www.facebook.com/JapanGov/

Representative Director President KATANO Daisuke and A.L.I. Technologies Inc. have developed the XTURISMO Limited Edition--an actually rideable hoverbike. Hoverbikes are expected to see a wide range of use, including as transportation in places with incomplete infrastructure and emergency-use during disasters. The day when people will be able to use flying vehicles to enjoy free movement through the air as if they were birds may be closer than we think!

CNN
https://edition.cnn.com/videos/business/2021/10/28/xturismo-hoverbike-lon-orig.cnn?utm_source=twCNNi&utm_term=video&utm_content=2021-10-28T20%3A36%3A42&utm_medium=social

Reuters
https://www.reuters.com/business/autos-transportation/japan-startup-targets-supercar-users-with-700000-hoverbike-2021-10-26/

RTL
https://www.rtl.de/cms/start-up-aus-japan-praesentiert-fliegendes-motorrad-ueberfliegt-jeden-stau-4856714.html